EXHIBIT 10.4

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is made and effective on the last date that this Agreement is executed below  (the “Effective Date”), by and between The Ohio State University (“OSU”), The Ohio State University Research Foundation (“OSURF”), The Ohio State University Foundation (“OSUF”), and Omnimmune Corp. (“Omnimmune”), collectively, the “Parties” to this Agreement.

OSURF entered into an Exclusive License Agreement with Omnimmune dated April 18, 2008 (the “License Agreement”).  Omnimmune entered into two separate gift agreements, each dated April 18, 2008 (the “Gift Agreements”), the terms of which contemplate gifts from Omnimmune to OSUF in an aggregate amount, over a period of years, of $1,100,000.  The Parties desire to release any and all claims between themselves, whether or not related to or arising from the License Agreement or the Gift Agreements, arising from actions or inactions taken or not taken, respectively, by or on behalf of OSU, OSURF, OSUF, or Omnimmune on or prior to the Effective Date.

Accordingly, the Parties agree as follows:

1.The License Agreement and the Gift Agreements.

1.1Acknowledgement and Agreement of Termination.  Subject to and contemporaneously with the payment by OSU of the consideration set forth in Section 1.2, OSU, OSURF, OSUF, and Omnimmune acknowledge and agree that the License Agreement and the Gift Agreements are terminated as of the Effective Date.

1.2Consideration.  In consideration of the termination of the License Agreement, (i) OSU shall pay Omnimmune a one-time Termination Fee in the amount of Three Hundred Ten Thousand Dollars ($310,000.00) within thirty (30) days of the Effective Date by wiring same to the account designated by Omnimmune in Exhibit A, (ii) The OSU Releasing Parties (as defined below) shall release the Omnimmune Released Parties (as defined below) from any remaining obligations, if any, under the License Agreement  and the Gift Agreements, and (iii) The Omnimmune Releasing Parties (as defined below) shall release the OSU Released Parties (as defined below) from any remaining obligations, if any, under the License Agreement  and the Gift Agreements.  Notwithstanding any other provision hereof, in the event that OSU fails to timely pay to Omnimmune the Termination Fee as prescribed above, and unless waived in writing by Omnimmune, this Termination Agreement shall be deemed null and void ab initio, shall have no force or effect whatsoever and shall not be used or referred to for any purpose going forward.  In that event, the rights of the Parties shall be restored as they existed immediately prior to execution hereof.

1.3Post Termination Rights.  Subject to and contemporaneously with the payment by OSU of the Termination Fee set forth in Section 1.2, Omnimmune hereby agrees to waive any post termination rights it may have under the License Agreement and will cease all actions and activities related to subject matter of that agreement (the “Technology”), including but not limited to, the following:  responding to any RFP’s, soliciting additional licensees, sublicensees or clients for the Technology, contacting present or potential licensees or sublicensees of the Technology, or marketing or supporting the Technology in any way.  Except as expressly set forth herein, the confidentiality obligations identified in Article 10 of the License Agreement shall remain in full force and effect.

1.4 Return of Materials.  Promptly following receipt of the Termination Fee, Omnimmune shall surrender to OSU all materials and work product in Omnimmune’s possession or within Omnimmune’s control (except that it may retain a copy solely for its business records and no other purpose), relating in any way to the Technology.  Omnimmune represents and warrants that it did not file documents or anything else with the FDA to transfer the Investigational New Drug Application (“IND”) to Omnimmune.  Subject to and contemporaneously with the payment by OSU of the Termination Fee set forth in Section 1.2, Omnimmune hereby assigns to OSU any and all rights it has in the IND and agrees that OSU owns all right, title and interest in the IND.  Omnimmune agrees to execute all documents promptly upon OSU’s request confirming that OSU owns all rights to the IND as well as any other rights pertaining to the Technology that OSU had before it entered into the License Agreement with Omnimmune.

2.Release by Omnimmune.  Subject to and contemporaneously with the payment by OSU of the Termination Fee set forth in Section 1.2, Omnimmune and each of its predecessors, successors, alter egos, assigns, employees, former employees, shareholders, managers, members, partners, officers, directors, trustees, agents, subsidiaries, divisions, parent companies, holding companies and affiliated corporations and organizations, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Omnimmune Releasing Parties”), shall and do hereby forever relieve, release, and discharge OSU, OSURF and OSUF and each of their predecessors, successors, alter egos, assigns, employees, former employees, shareholders, members, managers, partners, officers, directors, trustees, agents, consultants, subsidiaries, divisions, parent companies, holding companies, affiliated corporations and organizations, and  all persons acting by, through, under or in concert with them, or any of them (collectively, the “OSU Released Parties”), from any and all claims, demands, causes of action, obligations, damages, attorneys’ fees, costs, and liabilities of any nature whatsoever, whether or not now known, suspected, or claimed (“Claims”), which any of Omnimmune Releasing Parties ever had, now have or may claim to have against any of the OSU Released Parties, including, but not limited to, any Claim arising under or related to the License Agreement and the Gift Agreements.

3.Release by OSU, OSURF and OSUF.  OSU, OSURF and OSUF, and each of their respective predecessors, successors, alter egos, assigns, employees, former employees, shareholders, managers, members, partners, officers, directors, trustees, agents, subsidiaries, divisions, parent companies, holding companies and affiliated corporations and organizations, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “OSU Releasing Parties”), shall and do hereby forever relieve, release and discharge Omnimmune, and each of its predecessors, successors, alter egos, assigns, employees, former employees, shareholders, members, managers, partners, officers, directors, trustees, agents, consultants, subsidiaries, divisions, parent companies, holding companies and affiliated corporations and organizations, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Omnimmune Released Parties”), from any and all Claims, which any of the OSU Releasing Parties ever had, now have or may claim to have against any of Omnimmune Released Parties, including, but not limited to, any Claim arising under or related to the License Agreement and the Gift Agreements.

4.Complete Release of Known and Unknown Claims.  The releases stated in Sections 2 and 3 of this Agreement (collectively, the “Releases”) are general releases of all Claims of any nature whatsoever that are described in the Releases and are intended to encompass all known and unknown, foreseen and unforeseen Claims that any of Omnimmune Releasing Parties or OSU Releasing Parties might have against any of the OSU Released Parties or Omnimmune Released Parties, respectively, except for any Claims which might arise from the terms of this Agreement or from actions or inactions taken or not taken, respectively, by or on behalf of either OSU, OSURF, OSUF or Omnimmune after the Effective Date.

5.Voluntary Release.  Each Party is entering into this Agreement freely and voluntarily and not acting under any misapprehension as to the effect hereof, and has acted and does hereby act freely and voluntarily and not under any coercion or duress, and acknowledges that good and valuable consideration was and has been received for this Agreement.

6.Mutual Representations and Warranties.  Each Party represents and warrants to the other the following:

a.This Agreement is a valid and binding obligation of such Party and is enforceable against such Party in accordance with its terms.

b.No further consent or approval is required by any person, board or entity for such Party to satisfy such Party’s obligations created by this Agreement.

c.Such Party has relied upon its own investigation and analysis of the facts and not on any statement or representation made by any other party in choosing to enter into this Agreement and the transactions contemplated herein.

7.Miscellaneous.

a.The Parties shall have a continuing obligation to execute and deliver such instruments and perform such acts as may be appropriate or necessary from time to time to effectuate the obligations contained in this Agreement.

b.This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto.  No claim of waiver, modification, consent, or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

c.This Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of the Parties.

d.To the extent that performance is to be governed by time, time shall be deemed to be of the essence.

e.This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its choice of law principles.  The sole jurisdiction and venue for actions related to the subject matter of this Agreement shall be the Ohio Court of Claims.  The Parties consent to the jurisdiction of such court and agree that process may be served in any manner allowed by Ohio state or U.S. federal law.

f.This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  This Agreement may also be executed by facsimile followed by delivery of the original executed Agreement.

g.If a court or other body of competent jurisdiction declares any term of this Agreement invalid or unenforceable, then the remaining terms shall continue in full force and effect.

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Each person executing this Agreement below represents that he/she intends to bind and possesses the authority to bind his/her respective Party to this Agreement.
Omnimmune Corp. By: /s/ Harris A. Lichtenstein Printed Name: Harris A. Lichtenstein Title: CEO Date: 4/27/10	The Ohio State University By: /s/ Geoffrey S. Chatas Printed Name: Geoffrey S. Chatas Title: SVP Business and Finance and CFO Date:

The Ohio State University Research Foundation By: /s/ Caroline Whitacre Printed Name: Caroline Whitacre Title: Vice President for Research Date: 5/21/10	The Ohio State University Foundation By: /s/ Peter B. Weiler Printed Name: Peter B. Weiler Title: President OSU Foundation Date: 5/13/10

MUTUAL ACKNOWLEDGEMENT:

By signing below, Dr. Pravin Kaumaya hereby acknowledges and agrees that for purposes of this Termination Agreement, he shall be considered an “OSU Releasing Party” who is releasing all claims he may have against the “Omnimmune Released Parties.”

 /s/Pravin Kaumaya, Ph.D
Date: 5/3/10

By signing below, Omnimmune hereby acknowledges that that for purposes of this Termination Agreement, Dr. Pravin Kaumaya shall be considered an “OSU Released Party” who is being released from all claims any of the “Omnimmune Releasing Parties” may have against him

OMNIMMUNE CORP.

By: /s/ Harris A. Lichtenstein
Printed Name: Harris A. Lichtenstein
Title:  CEO
Date: 4/27/10

Exhibit A

OMNIMMUNE WIRING INSTRUCTIONS

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